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                                                                  EXHIBIT 10(K)

                       INDEPENDENT CONSULTANT AGREEMENT

  This Agreement entered into between I. H. Kempner, III, an individual, whose address is 3811 Del Monte Drive, Houston, Texas 77019 (hereinafter referred to as, "Consultant"), and IMPERIAL HOLLY CORPORATION, a Texas Corporation, whose address is P.O. Box 9, Sugar Land, Texas 77487-0009 (hereinafter referred to as "Imperial").

  WHEREAS, the Consultant represents that he possesses the skill and knowledge required and desires to furnish his services to Imperial and Imperial desires to use consulting services offered by the Consultant,

  NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the parties agree as follows:

                                  ARTICLE I.

                            WORK AND CONSIDERATION

  1. Scope of Services. Imperial desires to retain the unique experience, abilities and services of the Consultant in an advisory capacity to provide general industry advise and consultation and to prevent any other competitive business from securing his services or utilizing his experience, background, or know-how, (collectively "Services").

  2. Terms of Agreement. This Agreement shall begin on January 1, 1996 and shall continue for a term of one year, unless otherwise terminated, canceled or extended as provided herein, the term of this Agreement. This Agreement may be extended for additional one year terms upon the mutual agreement of the parties hereto.

  3. Compensation. Imperial shall pay the Consultant $3,500 per month, payable in monthly installments, due on the first day of each month in which this Agreement is effective between the parties.

  4. Expenses. In addition, Imperial shall reimburse the Consultant for his reasonable out-of-pocket expenses for transportation, food and hotel accommodations, long distance telephone, fax, copying costs and postage incurred while the Consultant is performing Services. The Consultant shall submit a detailed invoice monthly setting forth the expenses incurred during the previous month. Upon request, the Consultant shall provide appropriate backup documentation for all expenses incurred. Undisputed payments will become due and payable 15 days after the invoice is submitted.

  5. Office Equipment/Workproduct. The Consultant shall be provided at the expense of Imperial, suitable office space located in the Sugar Land Corporate offices, to include all necessary office equipment and a portable computer having sufficient capability to operate the computer software commensurate with Services to be rendered. Imperial shall retain the rights and licenses of ownership of the software, as defined and governed by the manufacturer. All workproduct produced by the Consultant in providing Services, including all documents and data, will be the sole property of Imperial, shall be made freely available to Imperial and upon termination of this Agreement shall be promptly delivered by the Consultant to Imperial.

                                  ARTICLE II.

               STANDARD OF CONDUCT; INDEMNIFICATION AND RELEASE

  1. Independent Contractor. The Consultant is retained as an independent contractor, and nothing in this Agreement shall be construed as creating a joint venture, partnership, employment or other arrangement. The Consultant shall comply with all laws and regulations of any governmental authority affecting the Services to be furnished under the terms of this Agreement and shall be solely liable for any income or other taxes which might be assessed as a result of performing this Agreement.
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  2. Warranty and Indemnity. Services under this Agreement will be performed with not less than the customary care and skill ordinarily employed by consultants engaged in providing similar Services. No other warranty of any kind, either expressed or implied, is made as to estimates, findings, recommendations, advice or other professional Services. The Consultant will indemnify and hold Imperial and its affiliates (including parties and contractors "Indemnitees") harmless and provide defense for any claim against Indemnitees which arises out of the acts, or failure to act, by the Consultant hereunder, unless such is the result of the negligence or intentional wrongdoing of Indemnitees.

  3. Confidentiality. Unless Imperial's written consent is first secured, the Consultant agrees not to disclose or use at any time, either during, or subsequent to the expiration or termination of this Agreement, any confidential information of Imperial of which he becomes informed in the course of performing Services hereunder. The foregoing duty of non-disclosure does not apply to any confidential information which is publicly available, or any information which the Consultant lawfully received from a third party without restriction on disclosure and provided such a third party is not under an obligation of non-disclosure with Imperial. This confidentiality requirement shall survive termination of this Agreement.

                                  ARTICLE III

                             CONFLICT OF INTEREST

  During the term of this Agreement the Consultant shall exert his best efforts and devote substantially all of his time and attention to the performance of the Services as contemplated. The Consultant shall not directly or indirectly, alone, or as a member of a partnership, or as an officer or director, or substantial shareholder of any other corporation be engaged in or concerned with any other commercial duties or pursuits in conflict with the interest of Imperial or the Consultant's rendering of the services contemplated by this Agreement.

                                  ARTICLE IV

                                  TERMINATION

  Either party may terminate this Agreement without cause upon 60 days written notice to the other.

                                   ARTICLE V

                           MISCELLANEOUS PROVISIONS

  1. Entire Agreement. This Agreement is the entire agreement of the parties and supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings.

  2. Modification. This Agreement may be modified or amended only by writing, signed by both Imperial and the Consultant.

  3. Construction/Severability. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under applicable law. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, no other provision or the whole of the agreement shall be affected, and only the provision ruled unenforceable shall be deemed modified to the extent necessary to render the provision enforceable.

  4. Governing Law. The laws of the State of Texas will govern the validity, construction and performance of this Agreement. All disputes shall be resolved through mediation services of the American Arbitration Association.

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  5. Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

      a. if to the Consultant, to:

            I. H. Kempner, III
            3811 Del Monte Drive
            Houston, Texas 77019

      b. if to Imperial, to:

            Attn: James C. Kempner
            P.O. Box 9
            Sugar Land, Texas

or to such other address and to the attention of such other person(s) or officer(s) as either party hereto may designate by written notice pursuant to this Section.

                                  ARTICLE VI

                                  ASSIGNMENT

  Consultant shall not assign or subcontract this Agreement without the advance written approval of Imperial. Any assignment or subcontract shall not relieve Consultant of any responsibility hereunder.

                                  ARTICLE VII

                               ENTIRE AGREEMENT

  This Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreement and understanding, whether written or oral, relating to the subject matter of this Agreement.

                                          IMPERIAL HOLLY CORPORATION

                                                  /s/ James C. Kempner
                                          By: _________________________________
                                             James C. Kempner
                                             President

                                          CONSULTANT

                                                 /s/ I. H. Kempner, III
                                          By: _________________________________
                                             I. H. Kempner, III

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